EXHIBIT 10.4

EAGLE MATERIALS INC.

INCENTIVE PLAN

(Amendment Dated May 15, 2017)

The Eagle Materials Inc. Amended and Restated Incentive Plan dated August 7, 2013 (the “Plan”) is hereby amended as follows:

1.Section 12 of the Plan in amended and restated in its entirety as follows:

12.Taxes.  The Corporation or its designated third party administrator shall have the right to deduct applicable taxes from any Employee Award payment and withhold, at the time of delivery or vesting of cash or shares of Common Stock under this Plan, an appropriate amount of cash or number of shares of Common Stock or a combination thereof for payment of amounts for tax withholding and to take such other action as may be necessary in the opinion of the Corporation to satisfy all obligations for withholding of such taxes.  The Committee may also permit withholding to be satisfied by the transfer to the Corporation of shares of Common Stock theretofore owned by the holder of the Employee Award with respect to which withholding is required.

2.Except as expressly modified and amended in this Amendment, the remaining terms and conditions of the Plan shall remain in full force and effect and shall not be deemed modified, amended, revoked or changed in whole or in part.  The terms and conditions of the Plan are incorporated herein by reference and made a part hereof.